Exhibit 99.1

Traffix, Inc. Reports Fiscal 2003 Fourth Quarter and Annual Results
Wednesday February 25, 9:15 am ET

Company Reports $.07 EPS for Fiscal Fourth Quarter on Revenue of $7.3 Million, and $.03 EPS for Fiscal Year on Revenue of $32 Million

PEARL RIVER, N.Y.—(BUSINESS WIRE)—Feb. 25, 2004— Traffix, Inc. (NASDAQ: TRFX - News), a leading on-line direct marketing and database management company, today reported results for the fiscal fourth quarter and year ended November 30, 2003.

Net Revenue for the fourth fiscal quarter ended November 30, 2003 was $7.3 million, a decrease of 28% from $10.2 million for the comparable quarter of fiscal 2002. Income from Operations for the fourth fiscal quarter was $727,000, a decrease of 21% from $922,000 in the comparable quarter of fiscal 2002. Net Income for the fourth fiscal quarter was $880,000, or $0.07 per diluted share compared to Net Income of $517,000 or $.04 per diluted share in the prior year’s comparable quarter, representing an increase of 70%. When compared to the prior year’s comparable quarter, fiscal 2003 fourth quarter net income was positively impacted by the utilization of previously devalued capital loss carryover tax benefits, approximating $0.01 per share.

The Company reported that Net Revenue for the year ended November 30, 2003 was $32.4 million, a decrease of 26% from $44.0 million in fiscal 2002. Income from Operations for the year ended November 30, 2003 decreased 132%, from income of $4.4 million in fiscal 2002, to a (loss) from operations of ($1.4) million in fiscal 2003. Net Income for the year ended November 30, 2003 decreased 85%, from $2.7 million in fiscal 2002, to $420,900 in fiscal 2003. Diluted earnings per share decreased $0.16, or 84% to $0.03 in fiscal 2003, compared to $0.19 of diluted earnings per share in fiscal 2002. When compared to the prior year, fiscal 2003 net income was positively impacted by the utilization of previously devalued capital loss carryover tax benefits, approximating $0.04 per diluted share.

The Company reported that on a sequential basis, Net Revenue decreased in the fourth quarter by 14% to $7.3 million from $8.5 million in the third quarter of 2003. The Company’s Income from Operations grew sequentially 142%, or $426,000, to $727,000 in the fourth quarter, compared to $301,000 in the third fiscal quarter of 2003. The fourth quarter was positively impacted by approximately $200,000 in fourth quarter accrual reductions related to year end bonuses, fulfillment accruals and other items. The Company’s fourth fiscal quarter diluted income per share increased to $0.07, compared with third fiscal quarter diluted income per share of $.05, representing an increase of $0.02, or 40%. The 2003 fiscal fourth quarter net income was positively impacted by the utilization of previously devalued capital loss carryover tax benefits, approximating $0.01 per diluted share.

The Company’s Balance Sheet included over $38.2 million in cash and marketable securities, or approximately $2.96 per share, as of November 30, 2003 as compared to $2.90 per share, as of August 31, 2003, and $2.92 per share at November 30, 2002. Net Tangible Book Value was $3.18 per share at November 30, 2003, $3.16 per share at August 31, 2003, and $3.22 per share at November 30, 2002. The primary factor contributing to the decline in Net Tangible Book Value was the payment of two quarterly dividends of $0.08 per share, totaling $2,049,704, during fiscal 2003.

As of November 30, 2003, the Company’s current ratio increased to $6.97 of current assets to $1.00 of current liabilities, compared to $6.61 of current assets to $1.00 of current liabilities, as of November 30, 2002.

Commenting on the results for the quarter, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix stated, “In response to our loss of over $12 million in 2002 client generated revenue, the Company commenced execution in 2003 of its strategy to develop proprietary businesses that have recurring revenue streams and are billed directly to consumers, like our iMatchup.com dating service. By reducing our dependence on client generated revenue and focusing on our direct-to-consumer billed model, we believe we will add greater operating stability and therefore long-term value to the Company. For the 2003 fiscal year, no single client accounted for more than 10% of our gross revenue, while 20% of our 2003 revenue came from Traffix’s direct-to-consumer billings, compared to a 3% contribution in 2002.”

Mr. Schwartz added, “On a quarterly basis, the fourth quarter represents our second quarter of sequential growth in operating income. This 140% growth in operating income over the third quarter also reflects the Company’s effort to reduce overhead, and improve margins.”

With regard to the recently announced deal to acquire LiveOnTheNet, Mr. Schwartz stated, “We announced last week that we signed an agreement to purchase the assets of LiveOnTheNet. Their key product, 24/7 live technical support for the home PC user, has been one of the most successfully marketed products by Traffix during the past few months. We believe that the product fits in perfectly with our strategy of owning more products and services that we can market through multiple media channels. We believe this acquisition should become an important addition for Traffix.”

Commenting on the business prospects for 2004, Mr. Schwartz stated, “Management has been working diligently during the past year to address the changes that have occurred in the rapidly evolving on-line media industry. We continue to believe that the work we did last year, and will continue to do, of adding new business lines, expanding our media reach and reducing overhead, should put us in a good strategic position for growth and continued profitability in fiscal 2004.”

The Company also noted that it recently declared a quarterly dividend on its common stock of $.08 per share, paid February 10, 2004, to shareholders of record as of February 1, 2004.

About Traffix, Inc:

Traffix is a direct marketing company that generates sales and targeted leads for its clients primarily from its on-line media properties. It owns a variety of websites, and manages a database of millions of permission based, on-line consumers. Traffix also operates proprietary, direct-to-consumer businesses including iMatchup.com, one of the most popular on-line dating sites, and ClickHelp, a live computer technical support service. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements prior to announcement of its fiscal 2004 year-end results.

This release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE:

	Three Months Ended November 30,		Year Ended November 30,
	2003	2002	2003	2002

Net revenue	$7,345,752	$10,203,244	$32,388,852	$44,042,925
Cost of sales	3,216,915	2,263,660	13,080,555	12,243,635
Gross profit	4,128,837	7,939,584	19,308,297	31,799,290

Selling expenses	918,284	2,821,692	6,495,924	11,472,688
General and administrative expenses	2,515,042	4,035,270	13,646,524	15,251,422
Bad Debt expense	(31,080)	160,428	576,350	647,875
Income (loss) from operations	726,591	922,194	(1,410,501)	4,427,305

Other income (expense):
Interest expense	18,425	(73,752)	—	(101,385)
Interest income and dividends	102,155	198,739	479,934	783,143
Realized gains on marketable securities	15,662	(9,214)	19,730	76,607
Realized gain on sale of subsidiary	210,801	—	1,375,801	—
Other non-operating income	7,215	(32,783)	(54,068)	(254,670)
Minority interest (income) loss	—	(122,985)	(137,567)	(402,716)

Income before (benefit) provision for income taxes	1,080,849	882,199	273,329	4,528,284

Provision (benefit) for income taxes	200,982	365,649	(147,571)	1,786,894
Effective tax rate	18.6%	41.4%	-54.0%	39.5%
Net income	$879,867	$516,550	$420,900	$2,741,390

Diluted income per share:
Net income	$0.07	$0.04	$0.03	$0.19
Weighted average shares outstanding	13,056,157	13,265,540	13,085,297	14,247,450

TRAFFIX, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEETS

	November 30, 2003	November 30, 2002
Assets

Current assets:
Cash and cash equivalents	$9,939,657	$23,136,341
Marketable securities	28,272,520	14,249,406
Accounts receivable, trade, net of allowance for doubtful accounts of $872,605 and $326,127 at November 30, 2003 and 2002, respectively	4,076,947	5,050,218
All other current assets	2,361,563	3,916,539
Total current assets	44,650,687	46,352,504

Total non-current assets	5,299,850	4,838,489
Total assets	$49,950,537	$51,190,993

Liabilities
Total liabilities - current	$6,403,804	$7,008,409
Total liabilities - non-current - (deferred taxes payable)	207,820	89,559
Minority interest	—	307,017
Total shareholders’ equity	43,338,913	43,786,008
Total liabilities and shareholders’ equity	$49,950,537	$51,190,993

Working Capital (Current assets less current liabilities)	$38,246,883	$39,344,095
Current Ratio	$6.97	$6.61
Combined Cash and Marketable Debt and Equity Securities	$38,212,177	$37,385,747
Common stock issuable and outstanding after treasury shares	12,922,166	12,785,648
Tangible Book Value per share	$3.18	$3.22
Combined Cash and Marketable Securities per share	$2.96	$2.92

Other Unaudited Operations Data for the periods presented:

	Three Months Ended: November 30,
	2003	2002
Income from operations	$726,591	$922,194
Depreciation and amortization	297,435	368,882
EBITDA (a)	$1,024,026	$1,291,076

	Year Ended: November 30,
	2003	2002
(Loss) Income from operations	$(1,410,501)	$4,427,305
Depreciation and amortization	1,436,582	1,173,123
EBITDA (a)	$26,081	$5,600,428

(a)  EBITDA is net (loss) income before Interest Expense, Income Taxes, Interest and Dividend Income, Realized Gains On Marketable Securities, Realized Gain on Sale of Subsidiary, Other Non-operating Income (Expense) and Minority Interest (Income)/Loss.

Contact:

Traffix, Inc.

Joshua B. Gillon, 845-620-1212 ext. 205

joshg@traffixinc.com

or

KCSA

Todd Fromer/Erika Levy

212-682-6300 ext. 215/208

tfromer@kcsa.com/elevy@kcsa.com

http://www.kcsa.com